Exhibit 99.1



FINANCIAL BANCORP, INC.

                                               42-25 Queens Boulevard
                                          Long Island City, NY  11104
                                           Telephone:  (718) 729-5002
                                           Telefax:    (718) 937-6326


                               PRESS RELEASE


RELEASE DATE:  December 18, 1998            CONTACT:      P. James O'Gorman
               -----------------                          -----------------
                                                          (718) 729-5002


           FINANCIAL BANCORP., INC. ANNOUNCES AGREEMENT WITH DIME
             COMMUNITY BANCSHARES, INC. TO PAY SPECIAL DIVIDEND

LONG ISLAND CITY, N.Y., December 18, 1998 -- Financial Bancorp, Inc. (Nasdaq: FIBC), the holding company for Financial Federal Savings Bank, today announced that Dime Community Bancshares, Inc. and Financial Bancorp, Inc. have finalized the calculations necessary to determine the amount of the special dividend which Financial Bancorp, Inc. would be permitted to pay to its stockholders under the terms of the merger agreement between the parties and have determined that Financial Bancorp, Inc. will be permitted to pay a $1.00 per share cash dividend to its stockholders. The merger agreement provides that Financial Bancorp, Inc. may pay the special dividend provided that Financial Bancorp, Inc. disposes of a particular real estate investment, which disposition was recently completed. The Financial Bancorp, Inc. Board of Directors currently expects to declare the $1.00 per share cash dividend after Dime Community Bancshares, Inc. receives OTS approval of the merger and the parties determine a closing date for the transaction. The Financial Bancorp, Inc. Board currently expects that the dividend will be payable shortly after the closing date of the merger to Financial Bancorp, Inc. stockholders of record immediately prior to the close of business on such closing date. Financial Bancorp, Inc. currently intends to set aside prior to the closing of the merger funds sufficient to pay the special dividend. The merger is subject to approval by Financial Bancorp's stockholders at a special meeting scheduled for 9:30 am today.

               Headquartered in Long Island City, New York, Financial Bancorp, Inc. is the parent holding company of Financial Federal Savings Bank, an FDIC-insured savings institution, which operates five full service branches, four in Queens and one in Brooklyn.